Exhibit 10.16

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this “Agreement”) is entered into as of November 2, 2012 (the “Effective Date”) by and between BONANZA CREEK ENERGY, INC., a Delaware corporation (“Company”) and JAMES R. CASPERSON, an individual residing in the state of Colorado (“Consultant”).  Each of Company and Consultant are sometimes referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, Company desires to engage Consultant to act as an advisor to Company’s Board of Directors (the “Board”) on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and undertakings of the Parties, and for other good and valuable consideration, receipt of which is hereby acknowledged, Company and Consultant agree as follows:

1.                                      Engagement.  Company hereby appoints Consultant as a consultant to the Board.  Consultant, pursuant to the provisions of this Agreement, agrees to serve in such capacity.  Such services may include attendance at Board, Audit Committee and other committee meetings, as requested, and providing such other business and financial consulting as the Parties may mutually agree (collectively, the “Services”).  Consultant will perform the foregoing Services for Company in good faith and to the best of Consultant’s ability.

2.                                      Compensation and Expenses.  Company will pay Consultant a retainer of $7,500 per month and $175 per hour for services in excess of 43 hours per month (the “Fees”). Consultant will be reimbursed for expenses which are ordinary and customary in the performance of duties; provided that (a) Consultant provides such documentation as reasonably requested by the and Company and (b) expenses in excess of $5,000 must be approved in writing by Company.

3.                                      Ownership.  Consultant hereby assigns to Company all right, title and interest in and to any work product created or contributed to by Consultant in connection with Consultant’s performance under this Agreement, including all copyrights, trademarks and other intellectual property rights contained therein.

4.                                      Representations and Warranties.  Consultant will perform the Services in a professional and competent manner and in compliance with this Agreement.

5.                                      Independent Contractor Relationship.  Consultant’s relationship with Company is that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship.  As an independent consultant, Consultant (a) will not be entitled to benefits provided by the Company to its employees and (b) is not authorized to make any representation, contract or commitment on behalf of Company.

6.                                      Confidential Information.  Consultant acknowledges that, through the course of providing the Services, Consultant will be provided with or come to learn of certain information regarding Company (the “Information”).  Consultant hereby agrees that Consultant will use the Information solely for the purpose of providing the Services and that Consultant shall keep the Information confidential and not disclose the Information in any form to persons or entities other than members of the Board without the written permission of Company.

7.                                      Term and Termination.

(a)                                 Term.  The initial term of this Agreement is for six (6) months from the Effective Date (the “Initial Term”).  After the Initial Term, this Agreement may be renewed by the mutual agreement of the Parties.

(b)                                 Termination.  Each Party may terminate this Agreement at any time with or without cause for such Party’s convenience, effective upon five (5) days prior written notice to the other Party.  In addition, each Party may terminate this Agreement immediately upon written notice to the other Party if the other Party breaches this Agreement.

(c)                                  Effects of Termination.  In the event Company terminates this Agreement prior to the expiration of the Initial Term without the written consent of Consultant, Consultant shall be entitled to payment of the Fees for the Initial Term.

8.                                      General.

(a)                                 Subcontracting.  Consultant will not subcontract or otherwise delegate any of its obligations under this Agreement without Company’s express prior written consent.

(b)                                 Assignment.  This Agreement and Consultant’s rights and obligations under this Agreement may not be assigned, delegated, or otherwise transferred, in whole or in part, by operation of law or otherwise, by Consultant without Company’s express prior written consent.  Any attempted assignment, delegation, or transfer in violation of the foregoing will be null and void.

(c)                                  Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to the addresses set forth below or such other address as either Party may specify in writing.

(d)                                 Governing Law.  This Agreement is governed by the laws of the State of Colorado without reference to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

(e)                                  Severability.  If any provision of this Agreement is, for any reason, held to be invalid or unenforceable, the other provisions of this Agreement will be unimpaired and the invalid or unenforceable provision will be deemed modified so that it is valid and enforceable to the maximum extent permitted by law.

(f)                                   Waiver.  The waiver by Company of a breach of any provision of this Agreement by Consultant shall not operate or be construed as a waiver of any other or subsequent breach by Consultant.

(g)                                 Injunctive Relief for Breach.  Each Party’s obligations under this Agreement are of a unique character that gives them particular value; breach of any of such obligations may result in irreparable and continuing damage to the non-breaching Party for which there will be no adequate remedy at law; and, in the event of such breach, the non-breaching Party will be entitled to injunctive relief and/or a decree for specific performance, and such other and further relief as may be proper (including monetary damages if appropriate).

(h)                                 Entire Agreement.  This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter (excluding the Separation and Release Agreement between the Parties and as referenced therein).  The terms of this Agreement will govern all services undertaken by Consultant for Company.  This Agreement may only be amended or modified by mutual agreement of authorized representatives of the Parties in writing.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

BONANZA CREEK ENERGY, INC.		JAMES R. CASPERSON

By:	/s/ Richard J. Carty	By:	/s/ James R. Casperson
Name:	Richard J. Carty
Title:	Chairman of the Board

Address for Notice:		Address for Notice:

410 17th Street, Suite 1400		6483 South Vance St

Denver, CO 80202		Littleton, CO 80123

Attn: Chief Executive Officer

Fax: (720) 305-0804